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For immediate release

RIVIANA FOODS ANNOUNCES RESULTS OF CASH TENDER OFFER FOR ITS SHARES

         Houston, Texas (August 27, 2004)-- RIVIANA FOODS INC. (NASDAQ/NMS:
RVFD) today announced the results of Ebro Puleva Partners G.P.'s tender offer for all the outstanding common stock of Riviana, which expired at 12:00 midnight New York City time on August 26, 2004. According to the Bank of New York, the depositary for the offer, 13,312,268 shares were validly tendered and not withdrawn and, excluding 420,491 shares tendered by notice of guaranteed delivery, represents approximately 88.7% of all outstanding shares of common stock of Riviana. Ebro Puleva Partners has accepted for payment all shares validly tendered and not properly withdrawn. Shareholders who validly tendered prior to the expiration of the offer and whose shares were not properly withdrawn will promptly receive the offer price of $25.75 net per share, in cash.

         Ebro Puleva S.A. announced that it will provide a subsequent offering period, which will commence at 9:00 a.m. New York City time today, and expire at 5:00 p.m. EDT on Wednesday, September 1, 2004, unless extended. Common stock of Riviana validly tendered during this subsequent offering period will be accepted immediately and paid for promptly as they are accepted. Holders who validly tender during the subsequent offering period will receive the same offer price of $25.75 net per share, in cash, that is payable to holders who tendered during the original offering period. Pursuant to Rule 14d-7(a) (2) under the Securities Exchange Act of 1934, as amended, no withdrawal rights will apply during the subsequent offering period.

         If Ebro Puleva Partners acquires shares that constitute at least 90% of the outstanding common stock of Riviana, Ebro Puleva Partners will be able, under applicable Delaware law, to consummate the merger without the need for a meeting of the stockholders of Riviana. In this event, the merger could take place immediately following the expiration of the subsequent offering period on September 1, 2004. If this occurs, holders of common stock of Riviana who did not tender will receive in the merger the same $25.75 per share payable to holders who tender during the subsequent offering period.

         Goldman, Sachs & Co. acted as exclusive advisor to Riviana.

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         NOTICE TO INVESTORS

         This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Ebro Puleva S.A. has filed with the Securities and Exchange Commission (the "Commission") a tender offer statement on Schedule TO, as amended, and Riviana Foods Inc. has filed with the Commission a solicitation/recommendation statement on Schedule 14D-9, as amended, with respect to the tender offer. Riviana stockholders are advised to read Ebro Puleva's tender offer statement, as amended, and Riviana's solicitation/recommendation statement, as amended, because they contain important information about Ebro Puleva, Riviana, the tender offer and the merger. Riviana stockholders may obtain free copies of these statements from the Commission's website at www.sec.gov, or by contacting Georgeson Shareholder Communication Inc., toll-free at (800) 223-2064.

         Ebro Puleva, S.A. is the leading Spanish food group, with interests in sugar, dairy and rice products. Its brands include Puleva(R) dairy products, Azucarera(R) sugar, and the Cigala(R), Brillante(R) and Nomen(R) rice brands.

         Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include MAHATMA(R), Carolina(R) and SUCCESS(R). The Company has additional food operations in Central America and Europe. Visit our website at www.riviana.com.

         This press release includes forward-looking statements under the rules of the Securities and Exchange Commission. Although the Company believes that the expectations reflected in these statements are based upon reasonable assumptions, Riviana can give no assurance that these expectations will be achieved.